EXH 10
         EXH 10.2

         Employment Agreement (the "Agreement"), effective as of July 1, 2000 (the "Effective Date"), between eB2B Commerce, Inc., a Delaware corporation with principal offices at 29 West 38th Street, New York, New York 10018, (the "Company") and Alan Andreini, residing at 57 Clapboard Ridge Road, Greenwich, Connecticut 06830 ("Andreini"). The Company and Andreini may be referred to herein collectively as the "Parties" or individually as a "Party."

         WHEREAS, the Company is engaged in the sales and service of building, owning and operating electronic commerce networks; and

         WHEREAS, the Company desires Andreini to serve as Executive Chairman of the Board of Directors of the Company and Andreini desires to accept the position of Executive Chairman of the Board of Directors and serve the Company as set forth herein.

         NOW, THEREFORE, in consideration of the mutual promises and covenants herein set forth, the Parties do hereby agree as follows:

1 Employment. The Company hereby employs Andreini and Andreini accepts this employment and agrees to render services to the Company on the terms and conditions set forth in this Agreement. During the term of this Agreement, Andreini shall serve as Executive Chairman of the Board of Directors of the Company (the "Board"), and as an employee of the Company, and (i) preside over all meetings of the shareholders of the Company and the Board of Directors; (ii) provide advice and counsel to the Company in relation to strategic corporate decisions, personnel, and other decisions relating to any mergers, acquisitions or other transaction involving the Company; (iii) be an ex officio member of all Board committees (except the Audit, and other committees which permit only outside directors pursuant to applicable securities or stock exchange rules or regulations, whose meetings he shall attend in a consultatory capacity except when such committees meet in executive session); (iv) perform such other duties as the Board reasonably requests; and (v) see that all orders and resolutions of the Board are carried into effect. Andreini shall be a member of the Board as of the Effective Date and may, at his option, be a member of the Board of Directors of any of the Company's subsidiaries during the term of this Agreement. Andreini shall use his best efforts to meet the business requirements and goals set by the Board. In furtherance thereof, Andreini will devote his best efforts, including his full-time attention, during reasonable business hours, to the affairs and business of the Company. Andreini agrees not to serve on any corporate, industry, civic, or charitable boards or committees that would interfere or create a conflict of interest with respect to his duties hereunder without the prior consent of the Board. Andreini further agrees to observe and comply with the rules and regulations of the Company as adopted by the Board with respect to performance of his duties, and to carry out and perform all reasonable orders, directions, and policies enacted by the Board. Notwithstanding the foregoing, the Company recognizes that Andreini currently serves as a member of the board of directors of OneNetPlus, and such position may have ongoing obligations. The Company hereby agrees that Andreini's service on the board of directors of OneNetPlus shall not be a breach of the provisions of this Section 1; provided that such service on the board does not interfere with, nor create a conflict of interest with respect to, Andreini's performance of his duties hereunder. Andreini agrees to use reasonable business efforts to coordinate his respective commitments so as to fulfill his obligations to the Company hereunder.

2 Term. The term of this Employment Agreement shall be the period from the Effective Date and terminating on June 30, 2002 (the "Initial Employment Term"). The Agreement shall thereafter automatically renew for successive one (1) year terms, until terminated by either Party in accordance with this Agreement (the "Succeeding Employment Term"), unless either Party provides written notice of termination to the other party at least ninety (90) days prior to the expiration of the Initial Employment Term or any Succeeding Employment Term.

3        Compensation.

         3.1 Base Salary. The Company will compensate and pay Andreini for his services during the term of this Agreement at a base salary of not less than $225,000 per year (the "Base Salary"). The Base Salary shall be payable to Andreini in accordance with the Company's standard payroll policy for similarly situated employees of the Company.

         3.2 Stock Options. Without limiting the foregoing, during the term of this Agreement, Andreini shall be entitled to participate, as determined by the Board of Directors, in the Company's incentive stock option plan to the same extent as other employees of the Company. In addition, Andreini shall be entitled to receive options to purchase 1,500,000 shares of the Common Stock of the Company ("Options") pursuant to the terms of the Company's 2000 Stock Option Plan (the "Option Plan"), subject to the following terms: (a) the Options will vest on the date established by the Board of Directors; (b) the exercise price of the Options shall be $3.25 per share (the closing price on June 21, 2000), as appropriately adjusted for stock splits, stock dividends, and the like; and (c) the other terms and conditions of the Options will be in accordance with the provisions of the Option Plan and the Stock Option Agreement evidencing the issuance of the Options.

4        Benefits.

         4.1 Health Insurance; Vacation. The Company shall provide Andreini with health insurance coverage, personal time and other benefits during the term of this Agreement as agreed upon by the Board, but in no event will such benefits be less than those offered to other senior executives of the Company. Andreini shall be entitled to four (4) weeks paid vacation during each year of this Agreement and an additional week for each additional year of service thereafter, up to a maximum of six (6) weeks.

         4.2 Car Service Allowance. The Company will reimburse or pay directly, as appropriate, all reasonable costs associated with Andreini's use of a car or limousine service during the term of this Agreement.

         4.3 Country Club Membership. The Company shall reimburse Andreini for any membership fees, dues and expenses incurred by Andreini during the term of this Agreement for memberships in up to three
               (3) country clubs chosen by Andreini and approved by the Company.

         4.4 Miscellaneous. Andreini shall be entitled to participate in all other retirement, welfare and other benefit plans, and to receive all fringe benefits, that are provided by the Company to its most senior executives from time to time, to the extent Andreini meets the eligibility requirements for any such plan or benefit.

5 Expenses. The Company shall reimburse Andreini or otherwise provide for or pay for all reasonable expenses incurred by Andreini in furtherance of or in connection with the business of the Company, including, but not by way of limitation, (i) all reasonable expenses incurred by Andreini in accordance with the Company's travel policy, as established by the Board; and (ii) all reasonable expenses in connection with Andreini's attendance at trade, professional and industry related conferences which are in furtherance of the business of the Company. Andreini agrees that he will furnish the Company with adequate records and other documents for the substantiation of each such business expense.

6        Employment Termination.

         6.1 Resignation of Andreini Without Good Reason. The Parties agree that Andreini has the right to voluntarily terminate his employment with the Company by providing the Company with a minimum of sixty (60) days' prior written notice. Upon the termination date specified in the notice, Andreini will cease to have any of the powers associated with the offices he held with the Company. In such event, all of the Company's obligations under this Agreement will terminate immediately upon the date of such termination of employment.

         6.2 Resignation of Andreini for Good Reason. The Parties agree that Andreini has the right to voluntarily terminate his employment with the Company for "Good Reason" upon providing sixty (60) days prior written notice to the Board. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following events or conditions:

               6.2.1 a change in Andreini's status, title, position or responsibilities which represents an adverse change from his status, title, position or responsibilities as in effect immediately prior thereto; the assignment to Andreini of any duties or responsibilities which are inconsistent with his status, title or position; or any removal of Andreini from or failure to reappoint or reelect him to any of such offices or positions, except in connection with the termination of his employment for "Disability" (as defined below), for "Cause"

                       (as defined below), as a result of his death, or by Andreini other than for Good Reason;

               6.2.2   a reduction in the Base Salary;

               6.2.3 the relocation of the offices of the Company at which Andreini is principally employed to a location more than fifty (50) miles from the location of such offices immediately prior to the relocation, except for required travel on the on the business of the Company to an extent substantially consistent with Andreini's customary business travel obligation and duties; or

               6.2.4 the failure by the Company or its affiliates to pay to Andreini any portion of Andreini's current compensation within twenty (20) days of the date such compensation is due.

         6.3 Termination by the Company for Convenience. The Parties agree that the Board has the right to terminate Andreini's employment for convenience during the term of this Agreement upon notice to Andreini. The date of termination will be the date specified in a notice from the Board and will be at least thirty (30) days following such notice. Andreini will cease to have any power of his office as of such date.

         6.4 Termination by the Company for Cause. The Parties agree that the Board has the right to terminate Andreini's employment during the term of this Agreement for "Cause." For the purposes of this Agreement, the term "Cause" will mean:

               6.4.1 Conduct on Andreini's part that is willfully intended to and likely to injure to the Company's business or reputation;

               6.4.2 Actions by Andreini intentionally furnishing materially false, misleading or omissive information to the Board which results in damage to the Company;

               6.4.3 Andreini is convicted of any felony or other serious offense;

               6.4.4   Abusive use of drugs or alcohol by Andreini;

               6.4.5 Any fraud, embezzlement or misappropriation by Andreini of the "assets" of the Company. For the purposes of this provision, the Parties acknowledge that "asset" includes, but is not limited to the "Confidential Information" (as defined in Section 8 of this Agreement); or

               6.4.6 The willful and significant failure by Andreini to perform reasonably assigned duties and obligations as set forth in this Agreement, resulting in substantial damage to the Company, but not encompassing illness, physical or mental incapacity.

         For purposes of this provision, no act or failure to act on the part of Andreini shall be considered "willful" unless it is done, or omitted to be done, by Andreini in bad faith or without reasonable belief that his action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Andreini in good faith and in the best interests of the Company and its affiliates. Andreini's employment hereunder shall not be deemed to be terminated for Cause until a Notice of Termination is provided to him, and within seven (7) days after the Notice of Termination is given to Andreini, he, together with counsel, is heard before the Board (a "Board Hearing") during which Board Hearing, the Board in good faith resolves that Andreini is guilty of the conduct described in
Section 6.4 hereof. In the event that Andreini's employment is terminated by the Company for Cause, the date of employment termination will be as specified in the Notice of Termination to Andreini from the Company, and Andreini will cease to have any authority to act on behalf of the Company as of such date. The Company will pay Andreini the Base Salary due him as of such date, and all benefits provided by the Company to Andreini will cease as of such date except as otherwise required by law.

         6.5 Termination by the Company for Death or Disability. The Parties agree that Andreini's employment will terminate upon Andreini's death or Disability. The term "Disability" shall be defined as Andreini's inability, through physical or mental illness to perform the majority of his usual duties for a period of at least three (3) continuous months.

         6.6 Notice of Termination. Any termination by the Company for Cause, or by Andreini for Good Reason shall be communicated by Notice of Termination to the other Party hereto given in accordance with
               Section 18 hereof. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon,
               (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Andreini's employment under the provision so indicated and (iii) if the termination date is other than the date of receipt of such notice, specifies the termination date of this Agreement which date shall be in accordance with the specific termination provision of this Agreement relied upon.

         6.7   Obligations of the Company Upon Certain Terminations.

               6.7.1 Options. In the event that Andreini's employment with the Company is terminated pursuant to Sections 6.2, 6.3 or
                       6.5 of this Agreement, all Options granted to Andreini by the Company shall immediately vest upon such termination and remain exercisable until the scheduled expiration date of each such Option. The Options shall be subject to the provisions of the Option Plan and the specific Stock Option Agreement in effect with regard to each Option grant, provided that, to the extent the provisions of the Stock Option Agreements are inconsistent with this
                       Section 6.7.1, this Section shall control.

         6.8 Termination Payments. If Andreini's employment with the Company terminates for whatever reason, the Company will pay Andreini (i) any accrued and unpaid Base Salary as of the date of termination and (ii) an amount to reimburse Andreini for any and all monies advanced or expenses incurred on or prior to the date of termination but not paid to Andreini. In addition, if Andreini's employment with the Company terminates pursuant to Sections 6.2 or 6.3 hereof the Company will (i) pay, in twelve equal monthly installments, to Andreini an amount equal to the sum of his Base Salary at the rate then in effect plus an amount equal to the cash bonus, if any, paid or payable in respect of the year preceding the year in which the termination of employment occurs or, if greater, the cash bonus, if any, payable in respect of the year in which the termination occurs assuming for this purpose that all applicable performance goals were achieved at 100%, and (ii) continue to provide Andreini and his beneficiaries for one (1) year following such termination, health and welfare benefits substantially similar in the aggregate to those provided to the other most senior executives of the Company; provided, however, that the Company's obligation with respect to the foregoing benefits shall be reduced to the extent Andreini or his beneficiaries obtains any such benefits pursuant to a subsequent employer's benefit plans. Andreini's entitlement to other benefits shall be delivered in accordance with the Company's benefit plans then in effect.

         6.9 Survival of Agreement Upon Termination. In the event that Andreini's employment is terminated pursuant to any provision set forth in this Section 6, the rights and obligations of the Parties which are set forth in Sections 7 through 16 of this Agreement shall survive the employment termination for a period from the date of such employment termination through the third
               (3rd) anniversary of such date.

7 Confidential Information. Andreini hereby agrees and acknowledges that the following information and materials, whether in written, oral, magnetic, photographic, optical or other form and whether now existing or developed or created during the period of Andreini's employment or engagement with the Company, excepting information obtained by Andreini from general or public sources, are proprietary to the Company and are highly confidential in nature (the "Confidential Information"):

         7.1 Business Records, Marketing Plans and Customer Information. All books, records, documents, memoranda and materials, and the information contained therein directly relating to the business and finances of the Company including, but not limited to: (i) marketing and development plans, forecasts, forecast assumptions, forecast volumes, future plans and potential strategies of the Company; (ii) cost objectives, pricing policies and procedures, quoting policies and procedures, and unpublished price lists;
               (iii) licensing policies, strategies and techniques; (iv) customer lists, names of past, present and prospective customers and their representatives; (v) data and other business information about or provided by past, present and prospective customers; (vi) names of past, present and prospective vendors and their representatives, data and other Information about or provided by past, present and prospective vendors; (vii) purchasing information, orders, invoices, billings, and payment of billings;

               (viii) past, present and prospective licenses and licensees, the terms and conditions of any licenses or prospective licenses, contracts or prospective contracts; (ix) types of products, supplies, materials and services purchased, leased, licensed and/or sold by the Company; (x) past, present and future research and development arrangements; (xi) customer service information;
               (xii) joint ventures, mergers and/or acquisitions; (xiii) the Company personnel policies and procedures, the Company personnel files, and the compensation of officers, directors and employees of the Company; and (xiv) all other confidential business records and trade secrets of the Company.

         7.2 Technology and Manufacturing Procedures. All books, records, documents, memoranda and materials, and the information contained therein, relating to the technology of the Company (whether or not patentable, whether or not protected by copyright, whether developed by or for the Company) including, but not limited to:
               (i) ideas and concepts for existing and new products, processes and services; (ii) specifications for products, equipment and processes, whether technical or financial; (iii) manufacturing and performance specifications and procedures; (iv) engineering drawings, flow charts, and graphs; (v) technical, research and engineering data; (vi) formulations, materials, and material specifications; (vii) laboratory studies and benchmark tests;
               (viii) laboratory notebooks; (ix) plant layout and equipment; (x) manuals, including service manuals and operation manuals; (xi) quality assurance policies, procedures and specifications; (xii) validation studies; and (xiii) all other know-how, methodology, procedures, techniques and trade secrets related to the research, engineering and development affairs of the Company.

         7.3 Third Party Information. Any and all other information and materials in the Company's possession or under its control from any other person or entity which the Company is obligated to treat as confidential or proprietary ("Third Party Information").

         7.4 Not Generally Known. Any and all Confidential Information not generally known to the public or within the industries or trades in which the Company competes.

8 General Skills and Knowledge. The general skills and experience gained by Andreini during Andreini's employment with the Company, and information publicly available or generally known within the industries or trades in which the Company competes, is not considered Confidential Information.

9        Andreini's Obligations as to Confidential Information and Materials.
         During Andreini's employment by the Company, Andreini will have access to Confidential Information and will occupy a position of trust and confidence with respect to the Company's affairs and business. Andreini agrees to take the following steps to preserve the confidential and proprietary nature of the Confidential Information:

         9.1 Non-Disclosure. During and for a period of three (3) years after Andreini's employment with the Company, Andreini will not use, disclose or otherwise permit any person or entity access to any of the Confidential Information other than as required in the performance of Andreini's duties with the Company by order of a court of competent jurisdiction, by a governmental agency or otherwise by applicable law.

         9.2 Prevent Disclosure. Andreini will take all reasonable precautions to prevent disclosure of the Confidential Information in accordance with the Company's reasonable instructions to Andreini.

         9.3 Return all Materials. Upon termination of Andreini's employment with the Company, for any reason whatsoever, Andreini will deliver to the Company all tangible materials embodying the Confidential Information, including, without limitation, any documentation, records, listings, notes, data, sketches, drawings, memoranda, models, accounts, reference materials, samples, machine-readable media and equipment which in any way relate to the Confidential Information.

10 Ideas and Inventions. Andreini agrees that all right, title and interest in or to any and all Inventions are the property of the Company. For the purposes of this Agreement, "Inventions" shall mean all ideas, concepts, know-how, techniques, processes, methods, inventions, discoveries, developments, innovations and improvements (i) conceived or made by Andreini, whether alone or with others, in the course of Andreini's employment by the Company, or (ii) conceived or made by Andreini, whether alone or with others, in the course of Andreini's employment, but which reach fruition within the period from the date of termination of Andreini's employment through the second
         (2nd) anniversary of such date, and which either (a) involve or are reasonably related to the business of the Company or to the Company's actual or demonstrably anticipated research or development; or (b) incorporate or are derived from, in whole or in part, any of the Confidential Information. Andreini agrees to promptly disclose all Inventions to the Company, and to provide all assistance reasonably requested by the Company in the preservation of its interests in the Inventions, such as by executing documents, testifying, etc. Andreini agrees to execute, acknowledge and deliver any instruments confirming the complete ownership by the Company of such Inventions. Such assistance shall be provided at the Company's expense without any additional compensation to Andreini.

11 Copyrights. Andreini agrees that any work prepared for the Company which is protected under United States Copyright laws or under the universal Copyright Convention, the Berne Copyright convention and/or the Buenos Aires Copyright Convention shall be a work made for hire and ownership of all copyrights (including all renewals and extensions) therein shall vest in the Company. In the event any such work is deemed not to be a work made for hire for any reason, Andreini hereby grants, transfers and assigns all right, title and interest in such work and all copyrights in such work and all renewals and extensions thereof to the Company, and agrees to provide all assistance reasonably requested by the Company in the establishment, preservation and enforcement of its copyright in such work, such assistance to be provided at the Company's expense but without any additional compensation to Andreini. Andreini hereby agrees to and does hereby waive all moral rights with respect to the work developed or produced hereunder, including, without limitation any and all rights of identification of authorship and any and all rights of approval, restriction, or limitation on use or subsequent modifications.

12 Conflicting Obligations and Rights. Before (i) performing any obligations Andreini may have to preserve the confidentiality of another's proprietary information or materials, or (ii) exercising any rights Andreini may claim to any patent or copyrights trade secrets, or other discoveries, inventions, ideas, know-how, techniques methods, processes or other proprietary information or materials before performing that work, Andreini shall inform the Company in writing of any apparent conflict between Andreini's work for the Company and such other obligations and/or rights. In the absence of such written notice, the Company may conclude that no such conflict exists and Andreini agrees thereafter to make no such claim against the Company. The Company shall hold such disclosures by Andreini in strict confidence.

13       Restrictive Covenants.

         13.1 Acknowledgement. Andreini acknowledges that (i) the Company's business is all aspects of business-to-business electronic commerce, but not limited to, building, owning and operating electronic commerce networks; and providing systems integration and consulting services relating thereto, and (ii) fulfillment of the obligations hereunder will result in Andreini becoming familiar with the business affairs of the Company and any present or future parent, subsidiary and/or affiliate.

         13.2 Covenant Not to Compete. In consideration for the Compensation, and as a condition to the performance by the Company of all obligations under this Agreement, Andreini agrees that during the Initial Employment Term or any Succeeding Employment Terms of this Agreement and for the period from the date of termination of Andreini's employment pursuant to either Section 6.1 or 6.4 hereof through the first (1st) anniversary of such date (the "Non-compete Term"), Andreini shall not directly or indirectly through any other person, firm or corporation compete with or be engaged in the same business or "participate in" any other business or organization which during such period competes with or is engaged in the same business as the Company. The term "participate in" shall mean: "directly or indirectly, for his own benefit or for, with, or through any other person, firm, or corporation, own, manage, operate, control, loan money to, or participate in the ownership, management, operation, or control of, or be connected as a director, officer, employee, partner, consultant, agent, independent contractor, or otherwise with, or acquiesce in the use of his name." In addition, during the Non-compete Term Andreini agrees not to recruit, contract or hire any employee of the Company, or otherwise induce such employee to leave the employment of the Company, to become an employee of or otherwise be associated with him or any company or business with which he is or may become associated with. Notwithstanding the foregoing, it shall not be a breach of the provisions of this Section 13 if, after the term of this Agreement, Andreini is a passive investor in any publicly held entity and Andreini owns three (3%) percent or less of the equity interests therein.

         13.3 Restrictive Covenants Necessary and Reasonable. Andreini agrees that the provisions of this Section 13 are necessary and reasonable to protect the Company in the conduct of its business. If any restriction contained in this Section 13 shall be deemed to be invalid, illegal, or unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.

14 Injunctive Relief. Andreini, recognizing that irreparable injury shall result to the Company in the event of Andreini's breach of the terms and conditions of this Agreement, agrees that in the event of his breach or threatened breach, the Company shall be entitled to seek injunctive relief restraining Andreini, and any and all persons or entities acting for or with him, from such breach or threatened breach. Nothing herein contained, however, shall be construed as prohibiting the Company from pursuing any other remedies available to it by reason of such breach or threatened breach.

15       Indemnification.

         15.1 To the full extent allowed by law, the Company shall hold harmless and indemnify Andreini, his executors, administrators or assigns, against any and all judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including attorneys' fees) actually incurred by Andreini (net of any related insurance proceeds or other amounts received by Andreini or paid by or on behalf of the Company on Andreini's behalf in compensation of such judgments, penalties, fines, settlements or expenses) in connection with any threatened, actual or completed action, suit or proceeding, whether civil, criminal, arbitral, administrative or investigative, or any appeal in such action, suit or proceeding, to which Andreini was, is or is threatened to be made a named defendant or respondent (a "Proceeding"), because Andreini is or was a director or officer of the Company, or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary (an "Affiliate Executive") of another corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise (each, a "Company Affiliate"). Upon authorization of indemnification of Andreini by the Board in accordance with the applicable provisions of the corporation law of the Company's domicile, Andreini shall be presumed to be entitled to such indemnification under this Agreement upon submission of a Claim (as hereinafter defined). Thereafter, the Company shall have the burden of proof to overcome the presumption that Andreini is so entitled. Such presumption shall only be overcome by a judgment or other final adjudication, after all appeals and all time for appeals have expired ("Final Determination"), adverse to Andreini establishing that such indemnification is not permitted hereunder or by law. An actual determination by the Company (including its Board, legal counsel, or its stockholders) that Andreini has not met the applicable standard of conduct for indemnification shall not be a defense to the action or create a presumption that Andreini has not met the applicable standard of conduct. The purchase, establishment or maintenance of any Indemnification Arrangement shall not in any way diminish, restrict, limit or affect the rights and obligations of the Company or of Andreini under this Agreement except as expressly provided herein, and the execution and delivery of this Agreement by the Company and Andreini shall not in any way diminish, restrict, limit or affect Andreini's right to indemnification from the Company or any other Party or Parties under any other indemnification arrangement, the Certificate of Incorporation or Bylaws of the Company, or the DGCL.

         15.2 Subject only to the provisions of this Section 15.2, as long as Andreini shall continue to serve as a director and/or officer of the Company (or shall continue at the request of the Company to serve as an Affiliate Executive) and, thereafter, as long as Andreini shall be subject to any possible Proceeding by reason of the fact that Andreini was or is a director and/or officer of the Company (or served in any of said other capacities), the Company shall, unless no such policies are available in any market, purchase and maintain in effect for the benefit of Andreini one or more valid, binding and enforceable policies (the "Insurance Policies") of directors' and officers' liability insurance ("D&O Insurance") providing adequate liability coverage for Andreini's acts as a director and/or officer of the Company or as an Affiliate Executive. The Company may promptly notify Andreini of any lapse, amendment or failure to renew said policy or policies or any provision thereof relating to the extent or nature of coverage provided thereunder. In the event the Company does not purchase and maintain in effect said policy or policies of D&O Insurance pursuant to the provisions of this Section 15.2, the Company shall, to the full extent permitted by law, in addition to and not in limitation of the other rights granted Andreini under this Agreement, hold harmless and indemnify Andreini to the full extent of coverage which would otherwise have been provided for the benefit of Andreini pursuant to the Insurance Policies.

         15.3 Andreini shall have the right to receive from the Company on demand, or at his Option to have the Company pay promptly on his behalf, in advance of a Final Determination of a Proceeding all expenses payable by the Company pursuant to the terms of this Agreement as corresponding amounts are expended or incurred by Andreini in connection with such Proceeding or otherwise expended or incurred by Andreini (such amounts so expended or incurred being referred to as "Advanced Amounts"). In making any claim for payment by the Company of any expenses, including any Advanced Amount, pursuant to this Agreement, Andreini shall submit to the Company a written request for payment (a "Claim"), which includes a schedule setting forth in reasonable detail the dollar amount expended (or incurred or expected to be expended or incurred). Each item on such schedule shall be supported by the bill, agreement or other documentation relating thereto, a copy of which shall be appended to the schedule as an exhibit. Where Andreini is requesting Advanced Amounts, Andreini must also provide (i) written affirmation of such Andreini's good faith belief that he has met the standard of conduct required by law for indemnification, and (ii) a written undertaking to repay such Advanced Amounts if a Final Determination is made that Andreini is not entitled to indemnification hereunder.

         15.4 The Company shall not be liable under this Agreement to make any payment in connection with any claim made against Andreini for an accounting of profits made from the purchase or sale by Andreini of securities of the Company within the meaning of Section 16(b) of the Exchange Act or similar provisions of any state statutory law or common law.

         15.5 All agreements and obligations of the Company contained herein shall continue during the period Andreini is a director and/or officer of the Company (or is serving at the request of the Company as an Affiliate Executive) and shall continue thereafter so long as Andreini shall be subject to any possible Proceeding by reason of the fact that Andreini was a director or officer of the Company or was serving as such an Affiliate Executive.

         15.6 Promptly after receipt by Andreini of notice of the commencement of any Proceeding, Andreini shall, if a claim in respect thereof is to be made against the Company under this Agreement, notify the Company of the commencement thereof, but failure to so notify the Company will not relieve the Company from any liability which it may have to Andreini. With respect to any such Proceeding: (i) the Company shall be entitled to participate therein at its own expense; (ii) except with prior written consent of Andreini, the Company shall not be entitled to assume the defense of any Proceeding; and (iii) the Company shall not settle any Proceeding in any manner which would impose any penalty or limitation on Andreini without Andreini's prior written consent.

16 Dispute Resolution. The Company and Andreini agree that any dispute or controversy arising between any of the Parties to this Agreement, or any person or entity in privity therewith, out of the transactions effected and relationships created in connection herewith, including any dispute or controversy involving the formation, terms or construction of this Agreement, regardless of kind or character, will be resolved through binding arbitration held in New York, NY. The only disputes not subject to mandatory, binding arbitration are requests for injunctive relief. With respect to the arbitration of any dispute or controversy, each Party understands that: (i) arbitration is final and binding on the Parties; (ii) each Party is waiving its right to seek certain remedies in court, including to right to a jury trial; (iii) discovery in arbitration is different and more limited than discovery in litigation; and (iv) an arbitrators' award need not include factual findings or legal reasoning, and any Party's right to appeal or to seek modification of a ruling by the arbitrator is strictly limited.

         16.1 Each Party to this Agreement will submit any dispute or controversy to arbitration before the American Arbitration Association ("AAA") within five (5) days after receiving a written request to do so from the other Party. If any Party fails to submit a dispute or controversy to arbitration as requested, then the requesting Party may commence the arbitration proceeding. The Federal Arbitration Act will govern the proceeding and all issues raised by this Agreement to be arbitrated. Each Party to this Agreement will be bound by the determination of an arbitration panel of three members empanelled by the AAA to adjudicate the dispute. Judgment on any arbitration award may be entered in any court of competent jurisdiction.

         16.2 Any Party to this Agreement may bring an action including a summary or expedited proceeding of any such dispute or controversy in a court of competent jurisdiction and, further, may seek provision or ancillary remedies, including temporary or injunctive relief in connection with such dispute or controversy in a court of competent jurisdiction, provided that the dispute or controversy is ultimately resolved through binding arbitration conducted in accordance with the terms and conditions of Section
               16. If any Party institutes legal proceedings in an effort to resist arbitration and is unsuccessful in doing so, the prevailing Party is entitled to recover, from the losing Party, its legal fees and out-of-pocket expenses incurred in connection with the defense of such legal proceedings.

17       Miscellaneous.

         17.1 Notices. Any and all notices, demands, requests or other communication required or permitted by this Agreement or by law to be served on, given to, or delivered to any Party hereto by any other Party to this Agreement shall be in writing and shall be deemed duly served, given, or delivered when personally delivered to the Party to be notified, or in lieu of such personal delivery, when deposited in the United States mail, registered or certified mail, return receipt requested, or when confirmed as received if delivered by overnight courier, addressed to the to the Party to be notified, at the address of the Company at its principal office, as first set forth above, or to Andreini at the address as first set forth above. The Company or Andreini may change the address in the manner required by law for purposes of this paragraph by giving notice of the change, in the manner required by this paragraph, to the respective Parties.

         17.2 Amendment. This Agreement may not be modified, changed, amended, or altered except in writing signed by Andreini or his duly authorized representative, and by a member of the Board.

         17.3 Governing Law. This Agreement shall be interpreted in accordance with the laws of the State of New York. It shall inure to the benefit of and be binding upon the Company, and its successors and assigns.

         17.4 Attorney's Fees. Should Andreini substantially prevail any litigation or arbitration commenced between the Parties to this Agreement concerning any provision of this Agreement, the expense of all attorneys' fees and other costs incurred by Andreini in connection therewith shall be paid by the Company.

         17.5 Severability. Should any provision or portion of this Agreement be held unenforceable or invalid for any reason, the remaining provisions and portions of this Agreement shall be unaffected by such holding.

         17.6 Entire Agreement. This Agreement constitutes the sole and only agreement of the Parties hereto respecting the subject matter hereof. Any prior agreements, promises, negotiations, or representations concerning its subject matter not expressly set forth in this Agreement, are of no force and effect.

         17.7 Counterparts. This Agreement and any certificates made pursuant hereto, may be executed in any number of counterparts and when so executed all of such counterparts shall constitute a single instrument binding upon all Parties hereto notwithstanding the fact that all Parties are not signatory to the original or to the same counterpart.

         17.8 Section Headings. The Article and Section headings used in this Agreement are for reference purposes only, and should not be used in construing this Agreement.

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year set forth below.


eB2B Commerce, Inc.

By:______________________                   By:______________________
   Peter J. Fiorillo                                 Alan Andreini
   Chief Executive Officer                  Date:_____________________

Date:_____________________